For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             570.752.3671



                           Exhibit 99.1


                          PRESS RELEASE

               FIRST KEYSTONE CORPORATION ANNOUNCES
                      STOCK REPURCHASE PLAN

               FIRST KEYSTONE CORPORATION ANNOUNCES
                     STOCK REPURCHASE PROGRAM

Berwick, Pennsylvania - November 24, 2009 - First Keystone Corporation (OTC BB: FKYS), parent bank holding company of First Keystone National Bank, today announced that its Board of Directors has authorized the repurchase of up to 120,000 shares of its $2.00 par value common stock, representing approximately 2.2% of such shares now issued and outstanding. The repurchases are authorized to be made from time to time during the next 12 months in open market or privately negotiated transactions.

According to President and Chief Executive Officer J. Gerald Bazewicz, the repurchased shares will be held as treasury shares available for issuance in connection with the Dividend Reinvestment Plan, future stock dividends and stock splits and other appropriate corporate purposes. First Keystone has repurchased approximately 248,000 shares of its common stock during previous repurchase programs authorized by the Board of Directors.

First Keystone Corporation is a Berwick, Pennsylvania based bank holding company with assets of approximately $760,000 million. Its wholly owned subsidiary, First Keystone National Bank, is an independent community bank which operates fifteen banking offices throughout Columbia, Montour, Luzerne, and Monroe counties.
First Keystone stock is traded on the over the counter market under the symbol FKYS.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800.223.4207; Janney Montgomery Scott, Inc., 800.526.6397;
Boenning & Scattergood, Inc., 800.883.8383; and Stifel Nicolaus &
Co. Inc., 800.223.6807.

Note: This press release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone National Bank or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570.752.3671, extension 1172.



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